CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 25, 2013, relating to the financial statements and financial highlights which appear in the May 31, 2013 Annual Reports to Shareholders of Nuveen Arizona Municipal Bond Fund, Nuveen Colorado Municipal Bond Fund, , Nuveen Maryland Municipal Bond Fund, Nuveen New Mexico Municipal Bond Fund, Nuveen Pennsylvania Municipal Bond Fund, and Nuveen Virginia Municipal Bond Fund (each a series of the Nuveen Multistate Trust I, hereinafter referred to as the “Funds”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

September 25, 2013